Exhibit 99.1

DIRECTOR NOMINEE CONSENT

The undersigned hereby consents pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to being named as a director nominee in the Registration Statement on Form S-1 filed by BellRing Brands, Inc., a Delaware corporation, with the U.S. Securities and Exchange Commission (including all amendments and supplements thereto, and any additional registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, the “Registration Statement”). The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement.

Dated: September 3, 2019

/s/ Darcy Horn Davenport
Name: Darcy Horn Davenport